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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          DEFLECTA-SHIELD CORPORATION

                                       BY

                        ZEPHYROS ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                       LUND INTERNATIONAL HOLDINGS, INC.

                                       AT

                              $16.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.

                                                               November 28, 1997

To Brokers, Dealers, Banks, Trust

    Companies and Other Nominees:

    We have been engaged by Zephyros Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lund International Holdings, Inc., a Delaware corporation ("Lund"), to act as Information Agent in connection with the Purchaser's offer to purchase any and all issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Deflecta-Shield Corporation, a Delaware corporation (the "Company"), at $16.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 28, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. Offer to Purchase dated November 28, 1997;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender shares);

        3. A letter to stockholders of the Company from Russell E. Stubbings, President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. A return envelope addressed to IBJ Schroder Bank & Trust Company (the "Depositary").
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    The Offer and the obligation to accept Shares for payment are conditioned upon only (i) there being validly tendered and not withdrawn prior to the date of expiration of the Offer (the "Expiration Date"), that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis, and (ii) the satisfaction of certain other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into Shares.

    The Board of Directors of the Company has determined that the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), are fair to and in the best interests of the stockholders of the Company, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the stockholders of the Company accept the Offer and tender their Shares thereunder to the Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

    Upon the terms and subject to the conditions of the Offer, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto) pursuant to the procedures set forth in the Offer to Purchase,
(ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates or other required documents on or prior to the Expiration Date or to complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS EXTENDED.

    Neither the Purchaser nor Lund will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    Additional copies of the enclosed materials may be obtained by contacting the Information Agent at its location and telephone number as set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          MORROW & CO., INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, LUND, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.